Liberated Energy Reviews Strategic Direction and Action
SOUTHAMPTON, NJ/ June 3, 2015/ Liberated Energy, Inc. (OTC Pink: LIBE), a diversified energy services company providing conventional and non-conventional energy services, announced that it has been in discussions with several consulting, investment banking and merchant banking firms concerning its financing, mergers and acquisition, and strategic direction.
Brian Conway, Liberated's CEO, commented, "Over the past month, we have been diligent in reviewing proposals from investment banking and consulting firms that have pursued Liberated as a client during the past year.  We're eager to conclude our discussions with these firms and to establish, with them, our strategic direction for the intermediate future. We anticipate our discussions to close by the end of next week and we'll inform our shareholders at that time as to our choice."
Last week, the Company secured its first order of Liberated's patented Guard Lite product, which will be installed in Boston, MA. The Guard Lite product is considered a premier solar product in the lighting and security vertical. The Company also intends to pursue conventional energy service companies that are complimentary to its non-conventional products.
"Based on what we have seen from our proposals thus far, we are pleased that we are garnering the attention that we have." said Conway.
About Liberated Energy, Inc.
Liberated Energy, Inc. is a diversified energy services company delivering conventional as well as non-conventional energy alternatives throughout North America. For its customers, Liberated is an efficient energy products and service company. For its shareholders, Liberated builds and acquires a diverse array of energy service products and companies with proven revenues and operations.
Safe Harbor for Forward-Looking Statements:
This press release may contain forward-looking information. There are many factors that could cause the Company's expectations and beliefs about its operations, its services and service offerings, its results to fail to materialize. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.
CONTACT:
Brian Conway, CEO
Liberated Energy, Inc.
2 Coleman Court
Southampton, NJ 08088
Ph.: 888-761-8207
Fax: 856-767-3587
www.liberatedenergyinc.com